UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G-A
                                 (Rule 13d-102)

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                      Public Service Company of New Mexico
         ---------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)


                                    744499104
                          -----------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 11 Pages

-------------------------                           ---------------------------
|CUSIP NO. 744499104    |           13G            |   Page  2  of   11 Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  President and Fellows of Harvard College                           |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  3,802,800 shares                                 |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  --                                               |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  3,802,800 shares                                 |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  --                                               |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  3,802,800 shares                                                   |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  9.1%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  EP                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 2 of 11 Pages

-------------------------                           ---------------------------
|CUSIP NO. 744499104    |           13G            |   Page  3  of  11  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  The Harvard University Master Trust Fund                           |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  72,700 shares                                    |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  ---                                              |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  72,700 shares                                    |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  ---                                              |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  72,700 shares                                                      |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  0.2%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  EP                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 11 Pages

-------------------------                           ---------------------------
|CUSIP NO. 744499104    |           13G            |   Page  4  of  11  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------
|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  John Stevens Trust                                                 |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  2,900 shares                                     |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  --                                               |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  2,900 shares                                     |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  --                                               |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  2,900 shares                                                       |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  0.0%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  EP                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!





                               Page 4 of 11 Pages

-------------------------                           ---------------------------
|CUSIP NO. 744499104    |           13G            |   Page  5  of  11  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------


|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Nancy Stevens Trust                                                |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  4,300 shares                                     |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  --                                               |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  4,300 shares                                     |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  --                                               |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  4,300 shares                                                       |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  0.0%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  EP                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 5 of 11 Pages

-------------------------                           ---------------------------
|CUSIP NO. 744499104    |           13G            |   Page  6  of  11  Pages  |
|          -----------  |                          |        ---     ---        |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Harvard College Trust                                              |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  9,900 shares                                     |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  --                                               |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  9,900 shares                                     |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  --                                               |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  9,900 shares                                                       |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  0.0%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  EP                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 6 of 11 Pages

                                  SCHEDULE 13G
                                  ------------


Item 1(a)   Name of Issuer:
            Public Service Company of New Mexico

     1(b)   Address of Issuer's Principal Executive Offices:
            Alvarado Square
            Albuquerque, NM  87158

Item 2(a)   Name of Person Filing:
            (i)      President and Fellows of Harvard College ("P&F")
            (ii)     The Harvard University Master Trust Fund ("HUMT")
            (iii)    John Stevens Trust ("JST")
            (iv)     Nancy Stevens Trust ("NST")
            (v)      Harvard College Trust ("HCT")


     2(b)   Address of Principal Business Office or, if none, Residence:
            (i)      P&F:         c/o Harvard Management Company, Inc.
                                  600 Atlantic Avenue
                                  Boston, MA 02210

            (ii)     HUMT:    1350 Massachusetts Avenue
                              Holyoke Center, Room 340
                              Cambridge, MA 02138

            (iii)    JST:     c/o Harvard Management Company, Inc.
                                  600 Atlantic Avenue
                                  Boston, MA  02210

             (iv)    NST:     c/o Harvard Management Company, Inc.
                                  600 Atlantic Avenue
                                  Boston, MA  02210

             (v)     HCT:     c/o Harvard Management Company, Inc.
                                  600 Atlantic Avenue
                                  Boston, MA  02210

     2(c)   Citizenship:
            (i)      P&F: Massachusetts
            (ii)     HUMT: Massachusetts
            (iii)    JST: Massachusetts
            (iv)     NST: Massachusetts
            (v)      HCT: Massachusetts


                               Page 7 of 11 Pages

     2(d)   Title of Class of Securities:

                            Common Stock

     2(e)   CUSIP Number:

                            744499104

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b):
            The entities filing are a Group in accordance with Rule 13d-1(b)(l)
            (ii)(H).

Item 4      Ownership:

     4(a)   Amount beneficially owned:
            (i)       P&F:  3,802,800 shares
            (ii)      HUMT:  72,700 shares
            (iii)     JST:  2,900 shares
            (iv)      NST:  4,300 shares
            (v)       HCT:  9,900 shares

     4(b)   Percent of Class:
            (i)       P&F:  9.1%
            (ii)      HUMT: 0.2%
            (iii)     JST:  0.0%
            (iv)      NST:  0.0%
            (v)       HCT:  0.0%

     4(c)   Number of shares as to which such person has:

            (i)  sole power to vote or to direct the vote:
                 (i)     P&F:  3,802,800 shares
                 (ii)    HUMT:  72,700 shares
                 (iii)   JST:  2,900 shares
                 (iv)    NST:  4,300 shares
                 (v)     HCT:  9,900 shares

            (ii) shared power to vote or to direct the vote:
                                ---------

           (iii) sole power to dispose or to direct the disposition of:
                 (i)     P&F:  3,802,800 shares
                 (ii)    HUMT:  72,700 shares
                 (iii)   JST:  2,900 shares
                 (iv)    NST:  4,300 shares
                 (v)     HCT:  9,900 shares


                               Page 8 of 11 Pages

           (iv) shared power to dispose or to direct the disposition of:
                                --------

Item 5     Ownership of Five Percent or Less of a Class:
           Not Applicable.

Item 6     Ownership of More than Five Percent on Behalf of Another Person:
           Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
           Not Applicable.

Item 8     Identification and Classification of Members of the Group:
           See Exhibit A.

Item 9     Notice of Dissolution of Group:
           Not Applicable.

Item 10    Certification:

           By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.




                               Page 9 of 11 Pages

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                      PRESIDENT AND FELLOWS OF HARVARD COLLEGE


                                      By: /s/ Verne O. Sedlacek
                                         ----------------------------------
                                         Name:  Verne O. Sedlacek
                                         Title: Authorized Signatory



                                      THE HARVARD UNIVERSITY MASTER TRUST FUND


                                      By: /s/ Verne O. Sedlacek
                                         ----------------------------------
                                         Name:  Verne O. Sedlacek
                                         Title: Authorized Signatory



                                      JOHN STEVENS TRUST


                                      By: /s/  Verne O. Sedlacek
                                         ----------------------------------
                                         Name:  Verne O. Sedlacek
                                         Title: Authorized Signatory


                                      NANCY STEVENS TRUST


                                      By: /s/  Verne O. Sedlacek
                                         ----------------------------------
                                         Name:  Verne O. Sedlacek
                                         Title: Authorized Signatory


                                      HARVARD COLLEGE TRUST


                                      By: /s/  Verne O. Sedlacek
                                         ----------------------------------
                                         Name:  Verne O. Sedlacek
                                         Title: Authorized Signatory


February 12, 1998


                              Page 10 of 11 Pages

                                    Exhibit A
                                    ---------


      Members of Group                                  Item 3 Classification
      ----------------                                  ---------------------

(1)   President and Fellows of Harvard College                   EP

(2)   The Harvard University Master Trust Fund                   EP

(3)   John Stevens Trust                                         EP

(4)   Nancy Stevens Trust                                        EP

(5)   Harvard College Trust                                      EP




                              Page 11 of 11 Pages